NEWS RELEASE
     1615 SOUTH 52ND STREET, TEMPE, ARIZONA 85281 (480) 449-8900 FAX (480) 449-8929

For Release	October 19, 2006
Release Number	INTL 06-31
Contact	Norman Stout, Chief Executive Officer (480) 449-8900
Craig W. Rauchle, President and COO (775) 954-1200
Jeffrey T. Ford, Sr. Vice President and CTO (480) 961-9000
Kurt R. Kneip, Sr. Vice President and CFO (480) 449-8900
INTER-TEL ANNOUNCES 2006 THIRD QUARTER RESULTS
NET SALES OF $117.0 MILLION FOR THE QUARTER
GAAP EPS of $0.27 Per Share and Non-GAAP EPS of $0.30 Per Share for the Quarter
Tempe, Arizona . . . October 19, 2006 . . . Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced operating results for the third quarter and nine months ended September 30, 2006. Net sales for the quarter ended September 30, 2006 increased 5.1% to $117.0 million compared to net sales of $111.3 million for the corresponding period in 2005. Net sales for the nine months ended September 30, 2006 increased 2.3% to $339.9 million compared to net sales of $332.2 million for the corresponding period in 2005.
For the quarter ended September 30, 2006, Inter-Tel reported GAAP net income of $7.5 million ($0.27 per diluted share). GAAP net income for the quarter included:
•	a tax benefit of approximately $2.1 million resulting from reducing the valuation allowance for certain state net operating loss carryforwards and eliminating certain tax contingencies for which the contingency period has expired (collectively, “tax benefits”),

•	$2.8 million in additional pre-tax costs ($1.7 million after taxes) associated with the recent proxy contest and ongoing expenses incurred in connection with the Company’s response to the unsolicited interest of Steven G. Mihaylo (the Company’s former Chief Executive Officer and current board member) and affiliated parties to acquire the Company, and

•	pre-tax non-cash expenses of $1.2 million ($1.1 million after taxes) related to the Company’s stock option plans and Inter-Tel’s Employee Stock Purchase Plan (“ESPP”) in connection with the Company’s adoption of SFAS 123R (“SFAS 123R expenses”).
We have incurred and continue to incur extensive professional fees, including investment banking advisory fees, legal expenses, director fees, and related costs (collectively, “proxy contest and related costs” totaling $2.8 million in the third quarter), as discussed in further detail below. This compares to GAAP net income of $735,000 ($0.03 per diluted share) for the quarter ended September 30, 2005.
For the quarter ended September 30, 2006, Inter-Tel reported non-GAAP net income, excluding the impact of the tax benefits, SFAS 123R expenses, and additional costs associated with the proxy contest and related costs, each as discussed in further detail below, of $8.1 million ($0.30 per diluted share), compared to non-GAAP net income of $7.1 million ($0.26 per diluted share) for the quarter ended September 30, 2005, excluding costs associated with a legal judgment against the Company in the third quarter of 2005, a legal settlement in the third quarter of 2005, and legal costs associated with each of these two events, as discussed in further detail below. Please refer to “Non-GAAP Disclosures” below for additional information and a reconciliation of GAAP to Non-GAAP disclosures.
For the nine months ended September 30, 2006, Inter-Tel reported GAAP net income of $15.5 million ($0.57 per diluted share). GAAP net income for the nine months included:
•	a tax benefit of approximately $2.1 million resulting from reducing the valuation allowance for certain state net operating loss carryforwards and eliminating certain tax contingencies for which the contingency period has expired (collectively, “tax benefits”),

•	pre-tax costs associated with the proxy contest and related costs totaling $4.8 million ($2.9 million after taxes), and

•	pre-tax non-cash expenses of $3.4 million ($2.8 million after taxes) related to SFAS 123R.

This compares to GAAP net income of $9.6 million ($0.35 per diluted share) for the nine months ended September 30, 2005.
For the nine months ended September 30, 2006, Inter-Tel reported non-GAAP net income, excluding the impact of the tax benefits, SFAS 123R expenses, as well as proxy contest and related costs, of $19.9 million ($0.73 per diluted share), compared to non-GAAP net income of $18.6 million ($0.68 per diluted share) for the nine months ended September 30, 2005, excluding a write-off of in-process research and development costs of $2.6 million and costs associated with a legal judgment against the Company in the third quarter, a legal settlement in the third quarter of 2005, and legal costs associated with each of these two events. Please refer to “Non-GAAP Disclosures” below for additional information and a reconciliation of GAAP to Non-GAAP disclosure.
“Net sales increased 5.1% in the third quarter of 2006 compared to 2005,” noted Norman Stout, Inter-Tel’s CEO. “Inter-Tel’s gross profit improved to 49.6% in the third quarter of 2006 compared to 49.0% in the second quarter.” Mr. Stout added, “We are pleased with the initial acceptance of the Inter-Tel 5000 family of products, and we are also excited about the upcoming introduction of the Company’s latest next generation communications platform — the Inter-Tel 7000. Scheduled for release in the coming weeks, the Inter-Tel 7000 is a SIP (Session Initiation Protocol) standards-based communications platform designed to serve enterprises with up to 2,500 users and features a visionary, next generation softswitch architecture that is expected to address business needs both today and in the future.“
Mr. Stout added “Inter-Tel’s cash and short-term investments balances totaled $197.0 million at September 30, 2006, an increase of $29.5 million compared to December 31, 2005, as the Company continued to generate cash from operations. For the quarter ended September 30, 2006, days sales outstanding were approximately 39.1 days and inventory turns were 10.4 times.“
Additional information regarding the Company’s operating results follows:
Net Sales. GAAP net sales increased 5.1% to $117.0 million in the third quarter of 2006 compared to $111.3 million in the third quarter of 2005. The increase in net sales was attributable to increased revenues from the Company’s direct sales offices (including lease financing), along with dealer and distribution sales, as well as local, long distance and network services, and DataNet operations. These increases were offset in part by slight declines in net sales from our national, government and education accounts division and Lake operations.
Gross Profit and Gross Margin. GAAP gross profit increased 3.1%, or $1.8 million, to $58.0 million in the third quarter of 2006 compared to $56.3 million in the third quarter of 2005. The gross margin percentage decreased to 49.6% in the third quarter of 2006, compared to 50.5% for the third quarter of 2005. The increase in GAAP gross profit was primarily attributable to a higher volume of net sales. The decrease in GAAP gross margin percentage, however, was primarily attributable to selling fewer larger line size systems, which traditionally have a higher software content, and limited sales discounts on product and service revenues, in part related to the introduction of and transition to new products, as well as competitive pressures. The decrease in GAAP gross margin was also attributable to the mix of products and services sold, including a higher relative percentage of net sales recognized in the Company’s local, long distance and network services divisions, dealer sales, and DataNet operations, which generate lower gross margins than other divisions, and a lower margin on international operations due to new product introduction. The lower gross margin percentage was offset in part by increased revenues from direct sales offices (including Lease financing), which generally have higher gross margin percentages than other divisions, as well as a slightly higher proportion of recurring revenues from existing customers in our direct sales offices, which typically generate higher gross margins compared to net sales from new installations.
Non-GAAP gross profit, which excludes the impact of expenses associated with SFAS 123R, increased 3.3%, or $1.8 million, in the quarter ended September 30, 2006 compared to the corresponding period in 2005. In the nine months ended September 30, 2006, GAAP gross profit decreased 1.3%, or $2.2 million, to $168.1 million compared to $170.3 million in the first nine months of 2005. Non-GAAP gross profit, which excludes the impact of expenses associated with SFAS 123R expenses related to the Company’s stock option plans and ESPP, decreased 1.2%, or $2.0 million, in the nine months ended September 30, 2006 compared to the corresponding period in 2005.

Research and Development (R&D). GAAP Research and development expenses increased by $417,000, or 5.0%, in the third quarter of 2006 compared to the third quarter of 2005. Non-GAAP research and development costs, which excludes the impact of expenses associated with SFAS 123R, increased 1.0%, or $79,000 in the quarter ended September 30, 2006 compared to the corresponding period in 2005. The slight non-GAAP increase in R&D spending during the third quarter of 2006 compared to 2005 was principally the result of increased costs incurred in connection with beta sites prior to the introduction of new products. In the nine months ended September 30, 2006, GAAP R&D expenses increased 1.4% to $25.8 million compared to $25.5 million in the first nine months of 2005. Non-GAAP R&D expenses, which exclude SFAS 123R expenses, decreased 2.2%, or $0.6 million, in the nine months ended September 30, 2006 compared to the corresponding period in 2005.
Selling, General and Administrative (SG&A). GAAP SG&A increased 13.2% in the third quarter of 2006 compared to the third quarter of 2005. The increase was primarily attributable to proxy contest and related costs, SFAS 123R expenses, and other costs incurred to explore strategic alternatives during the quarter. GAAP SG&A increased to 35.8% of net sales in the third quarter of 2006 compared to 33.2% of net sales in the third quarter of 2005. Non-GAAP SG&A expenses, which exclude costs associated with the proxy contest and related costs as well as SFAS 123R expenses, increased 3.4%, or $1.3 million, in the quarter ended September 30, 2006 compared to non-GAAP SG&A costs in the third quarter of 2005, which exclude costs associated with the 2005 legal judgment, legal settlement and related legal costs identified below. This increase was primarily the result of the higher volume of sales, although the increase in SG&A was less than the increase in net sales, reflecting leverage achieved against fixed costs on the additional sales volume. Accordingly, the non-GAAP SG&A declined as a percentage of net sales to 32.7% for the quarter compared to 33.2% for the same period in 2005. Non-GAAP SG&A costs decreased primarily as a result of a lower number of personnel in our direct sales offices.
In the nine months ended September 30, 2006, GAAP SG&A expenses increased 4.0% to $120.6 million compared to $116.0 million in the first nine months of 2005. Non-GAAP SG&A expenses, which exclude proxy contest and related costs, as well as SFAS 123R expenses, and legal settlement and related costs, decreased 2.1% to $113.5 million, in the nine months ended September 30, 2006 compared to $116.0 million in the first nine months of 2005, which exclude costs associated with the 2005 legal judgment, legal settlement and related legal costs.
Amortization. Amortization totaled $1.2 million in the third quarter of both 2006 and 2005. Amortization increased 14.5% to $3.5 million in the nine months ended September 30, 2006, compared to $3.1 million in the corresponding period in 2005, as a result of the additional amortization from purchased technology, as well as two additional months in 2006 of amortization of purchased intangible assets arising from the March 2005 Lake acquisition, offset in part by full amortization of certain previously purchased intangibles.
Non-GAAP Disclosures
Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the Company’s operating results in addition to the GAAP disclosure. These non-GAAP financial measures and condensed consolidated statements of income are provided to enhance overall understanding of the Company’s current financial performance and how management views the Company’s operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. These non-GAAP disclosures and management’s rationale for providing them are as follows:
Tax Benefits. The effective income tax rate for 2006 as currently calculated includes the impact of the utilization of state net operating loss carryforwards (NOLs) that were previously reserved through valuation allowances, as well as the release of certain tax reserves. Based on a pattern of recent utilizations of the certain state NOLs due to higher taxable income in these states and the expected future utilization of certain remaining NOLs, the Company removed the valuation allowance on these NOLs and has included the tax benefit of such NOLs in the current tax rate. In addition, the Company released reserves based on the expiration of certain contingent tax liabilities. The total effect of these two items was a tax benefit of approximately $2.1 million for the quarter and nine months ended September 30, 2006. Given the significance and unusual nature of these tax benefits relative to the operating results for the periods presented, these benefits have been excluded from the non-GAAP presentation of the Company’s operating results herein.
Proxy Contest and Related Costs. The Company has incurred additional costs associated with the recent proxy contest, special stockholders’ meeting, and ongoing expenses incurred due to the actions taken by Steven G. Mihaylo and his affiliated parties in connection with Mr. Mihaylo’s proxy contest as disclosed in 13D and proxy filings with the Securities and Exchange Commission. We have incurred and continue to incur extensive professional fees, including investment banking advisory services, legal expenses, director fees and payments to directors in lieu of stock options (see below), and related costs in connection therewith in response to these actions by Mr. Mihaylo and his affiliated parties (collectively, “proxy contest and related costs”). Proxy contest and related costs totaling approximately $2.8 million and $4.8 million were recorded as period costs during the quarter and nine months ended September 30, 2006, respectively, relating to these matters. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
The Company made cash payments to directors during the second quarter of 2006 in lieu of a shortfall in stock options available under the 1990 Director Stock Option Plan, the amount of such payments being based on a Black-Scholes valuation model utilized to compute the shortfall. The shortfall was primarily created as a result of the addition of three new members to the board of directors in connection with the Mihaylo settlement of the threatened proxy contest. Cash payments totaled approximately $294,000, which is included in the year-to-date total noted above, and payments were distributed ratably to the ten non-employee directors during the second quarter of 2006. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
Legal Settlement and Related Costs. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs during the quarter ended March 31, 2006 relating to this matter. Such period costs included attorney’s fees and expenses related to the settlement recorded in the fourth quarter of 2005. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
SFAS 123R Expenses. The reported GAAP Net Income for the quarter ended September 30, 2006 includes expenses related to the expensing of stock options and ESPP discounted stock purchases in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments,” which the Company adopted on January 1, 2006. The guidance on the impact of adopting SFAS No. 123R presumes that all unvested options and ESPP discounted stock purchases are equity awards and are accounted for based on the guidance provided in the FASB staff position SFAS 123R-d. Pre-tax SFAS 123R costs totaled $1.2 million and $3.4 million, in the quarter and nine months ended September 30, 2006, respectively, as noted in the table below. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
2005 Legal judgment, legal settlement and related legal costs. GAAP pre-tax costs associated with this line item in the consolidated statements of income totaled $10.4 million ($0.23 per diluted share after taxes) during the quarter ended September 30, 2005. As disclosed in August 2005, a jury rendered a verdict against Inter-Tel in the net amount of approximately $7.4 million in a trial in Florida. The Company accrued the net verdict amount, plus legal costs incurred in the third quarter of 2005. The Company also reached a separate settlement in another legal matter during the third quarter of 2005 in connection with a longstanding dispute with a third-party vendor and customer. The net settlement plus legal fees incurred during the third quarter of 2005 were included in the pre-tax total costs of $10.4 million identified above. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
2005 In-Process Research and Development (IPRD) Charge. The Company’s 2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.10 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off was not deductible for income tax purposes. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
The following tables reconcile the financial statements on a GAAP basis for the quarter and nine months ended September 30, 2006 to the non-GAAP financial measures, which exclude the effects of (1) tax benefits, (2) SFAS 123R expenses, (3) the proxy contest and related costs, and (4) the impact of legal costs incurred during the quarter ended March 31, 2006 in connection with a legal settlement recorded in the quarter ended December 31, 2005, as discussed above:
Three Months Ended September 30, 2006

			Effect of
			Proxy
		Effect of	Contest and
(in thousands, except per share		SFAS	Related	Effect of
amounts and tax rates)	GAAP	123R costs	Costs	Tax Benefits	Non-GAAP

Net Sales	$117,034	$—	$—	$—	$117,034
Gross profit	58,028	(68)	—	—	58,096
Research and development	8,705	338	—	—	8,367
Selling, general and administrative	41,858	843	2,772	—	38,243
Amortization of purchased intangible assets	1,185	—	—	—	1,185
Operating income (loss)	6,280	(1,249)	(2,772)	—	10,301
Income (loss) before income taxes	8,049	(1,249)	(2,772)	—	12,070
Income tax provision (benefit)	570	(199)	(1,073)	(2,142)	3,984
Net income (loss)	$7,479	$(1,050)	$(1,699)	$2,142	$8,086
Net income (loss) per share – basic	$0.28	$(0.04)	$(0.06)	$0.08	$0.31
Net income (loss) per share – diluted	$0.27	$(0.04)	$(0.06)	$0.08	$0.30
Effective tax rate	7.1%	15.9%	38.7%	n/a	33.0%
Nine Months Ended September 30, 2006

			Effect of
			Proxy	Effect of Legal
		Effect of	Contest	Costs Related
		SFAS	and	to Settlement
(in thousands, except per		123R	Related	Recorded in	Effect of
share amounts and tax rates)	GAAP	costs	Costs	Q4 2005	Tax Benefits	Non-GAAP

Net Sales	$339,883	$—	$—	$—	$—	$339,883
Gross profit	168,069	(190)	—	—	—	168,259
Research and development	25,812	909	—	—	—	24,903
Selling, general and administrative	120,555	2,285	4,803	—	—	113,467
Amortization of purchased intangible assets	3,501	—	—	—	—	3,501
Legal settlement costs	1,314	—	—	(1,314)	—	—
Operating income (loss)	16,887	(3,383)	(4,803)	(1,314)	—	26,388
Income (loss) before income taxes	21,082	(3,383)	(4,803)	(1,314)	—	30,582
Income tax provision (benefit)	5,615	(584)	(1,859)	(509)	(2,142)	10,709
Net income (loss)	$15,467	$(2,799)	$(2,944)	$(805)	$2,142	$19,873
Net income (loss) per share – basic	$0.58	$(0.11)	$(0.11)	$(0.03)	$0.08	$0.75
Net income (loss) per share – diluted	$0.57	$(0.10)	$(0.11)	$(0.03)	$0.08	$0.73
Effective tax rate	26.6%	17.3%	38.7%	38.7%	n/a	35.0%

The following tables reconcile the financial statements on a GAAP basis for the quarter and nine months ended September 30, 2005 to the non-GAAP financial statements, which exclude the effects of (1) the in-process research and development (IPRD) write-off from the acquired Lake operations and (2) costs associated with a legal judgment against the Company in the third quarter, a legal settlement in the third quarter of 2005, and legal costs associated with each of these two events, as discussed above:
Three Months Ended September 30, 2005

		Effect of Legal
		Judgment, Legal
		Settlement and
(in thousands, except per share		Related Litigation
amounts and tax rates)	GAAP	Costs	Non-GAAP

Sales	$111,335	$—	$111,335
Gross profit	56,260	—	56,260
Selling, general and administrative	36,977	—	36,977
Amortization	1,173	—	1,173
Legal judgment and settlement	10,378	10,378	—
Operating income (loss)	(556)	(10,378)	9,822
Income (loss) before income taxes	334	(10,378)	10,712
Income tax provision (benefit)	(401)	(4,016)	3,615
Net income (loss)	735	(6,362)	7,097
Net income (loss) per share – basic	$0.03	$(0.24)	$0.27
Net income (loss) per share – diluted	$0.03	$(0.23)	$0.26
Nine Months Ended September 30, 2005

			Effect of Legal
		Effect of	Judgment, Legal
		Lake	Settlement and
(in thousands, except per share		IPRD	Related Litigation
amounts and tax rates)	GAAP	Charge	Costs	Non-GAAP

Sales	$332,218	$—	$—	$332,218
Gross profit	170,270	—	—	170,270
Selling, general and administrative	115,953	—	—	115,953
In process R&D write-off	(2,600)	(2,600)	—	—
Amortization	3,057	—	—	3,057
Legal judgment and settlement	10,378	—	10,378	—
Operating income (loss)	12,825	(2,600)	(10,378)	25,803
Income (loss) before income taxes	15,679	(2,600)	(10,378)	28,657
Income tax provision (benefit)	6,045	—	(4,016)	10,061
Net income (loss)	9,634	(2,600)	(6,362)	18,596
Net income (loss) per share – basic	$0.37	$(0.10)	$(0.24)	$0.71
Net income (loss) per share – diluted	$0.35	$(0.10)	$(0.23)	$0.68
Conference call. You may access the Company’s quarterly earnings results conference call, which is scheduled for October 19, 2006 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News &

Events” from the top “Press Room” navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until October 19, 2007 at 11:59 p.m. (ET).
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding ongoing costs being incurred for professional fees, investment banking advisory services, legal expenses, director fees and related costs in connection with actions taken by Mr. Mihaylo and affiliated parties and the Company’s response to such actions, the product and channel mixes of our sales in future periods and the effect of such mixes on our operating results, the acceptance of the latest release of the Company’s 5000 series products and the prospects of the benefits of selling larger line sizes with this release, the release of the Inter-Tel 7000 system late in the coming weeks as a standards-based communications system designed to serve enterprises with up to 2,500 users, featuring a visionary, next-generation softswitch architecture that is expected to address business needs both today and in the future. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual compliance costs and expenses may be different from those anticipated; the actions, if any, of Mr. Mihaylo and affiliated parties to acquire the Company in accordance with their stated intentions or otherwise; timely and successful hiring and retention of employees, dependence on new product development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; and product defects. For a further list and description of such risks and uncertainties, please see the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2006, Form 10-Q filed on August 9, 2006, Current Reports on Form 8-K and our proxy statement filed on September 1, 2006 and subsequent definitive additional proxy materials filed on forms DEFA14A. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Inter-Tel (Delaware), Incorporated
Inter-Tel (NASDAQ: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 58 company-owned, direct sales offices and over 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at www.inter-tel.com.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months		Q3 2006
	Ended September 30,		Excluding	2006 FAS 123R
(in thousands, except per share amounts)	2006	2005	FAS 123R & Other (a)	& Other (a)
	GAAP	GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$101,837	$97,014	$101,837	$—
Resale of local and long distance	15,197	14,321	15,197	—

Total net sales	117,034	111,335	117,034	—
Cost of sales
Telecommunications systems, software and related	49,415	46,294	49,347	68
Resale of local and long distance	9,591	8,781	9,591	—

Total cost of sales	59,006	55,075	58,938	68
GROSS PROFIT	58,028	56,260	58,096	(68)

Research & development	8,705	8,288	8,367	338
Selling, general and administrative	41,858	36,977	38,243	3,615
Amortization of purchased intangible assets	1,185	1,173	1,185	—
Legal judgment and settlement	—	10,378	—	—

	51,748	56,816	47,795	3,953

OPERATING INCOME	6,280	(556)	10,301	(4,021)

Interest and other income	1,687	946	1,687	—
Foreign currency transaction gains (losses)	139	(37)	139	—
Interest expense	(57)	(19)	(57)	—

INCOME BEFORE INCOME TAXES	8,050	334	12,070	(4,021)
INCOME TAXES	570	(401)	3,984	(3,414)

NET INCOME	$7,480	$735	$8,086	$(607)

NET INCOME PER SHARE—BASIC	$0.28	$0.03	0.30	(0.02)

NET INCOME PER SHARE—DILUTED	$0.27	$0.03	0.30	(0.02)

DIVIDENDS PER SHARE	$0.08	$0.08	$0.08	$0.08

Average number of common shares outstanding — Basic	26,674	26,147	26,674	26,674

Average number of common shares outstanding — Diluted	27,305	27,056	27,305	27,305

Effective tax rate	7.1%	(119.9%)	33.0%	84.9%

(a) Refer to Non-GAAP disclosures discussion in the text of the earnings announcement.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Nine Months		YTD 2006 Excluding
	Ended September 30,		FAS 123R,	2006 FAS123R,
(in thousands, except per share amounts)	2006	2005	Legal & Other (a)	Legal & Other (a)
	GAAP	GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$295,002	$291,320	$295,002	$—
Resale of local and long distance	44,881	40,898	44,881	—

Total net sales	339,883	332,218	339,883	—
Cost of sales
Telecommunications systems, software and related	143,527	136,595	143,337	190
Resale of local and long distance	28,287	25,353	28,287	—

Total cost of sales	171,814	161,948	171,624	190
GROSS PROFIT	168,069	170,270	168,259	(190)

Research & development	25,812	25,456	24,903	909
Selling, general and administrative	120,555	115,953	113,467	7,088
Amortization of purchased intangible assets	3,501	3,058	3,501	—
Write-off of in-process research and development costs	—	2,600	—	—
Legal judgment and settlement	1,314	10,378	—	1,314

	151,182	157,445	141,871	9,310

OPERATING INCOME	16,887	12,825	26,388	(9,500)

Interest and other income	4,509	2,814	4,509	—
Foreign currency transaction gains (losses)	(223)	104	(223)	—
Interest expense	(92)	(64)	(92)	—

INCOME BEFORE INCOME TAXES	21,082	15,679	30,582	(9,500)
INCOME TAXES	5,615	6,045	10,709	(5,094)

NET INCOME	$15,467	$9,634	$19,783	$(4,406)

NET INCOME PER SHARE—BASIC	$0.58	$0.37	0.75	(0.17)

NET INCOME PER SHARE—DILUTED	$0.57	$0.35	0.73	(0.17)

DIVIDENDS PER SHARE	$0.24	$1.24	$0.24	$0.24

Average number of common shares outstanding — Basic	26,505	26,274	26,505	26,505

Average number of common shares outstanding — Diluted	27,171	27,304	27,171	27,171

Effective tax rate	26.6%	38.6%	35.0%	53.6%

(a) Refer to Non-GAAP disclosures discussion in the text of the earnings announcement.
OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	September 30,	December 31,
Inventory turn amounts)	2006	2005
Cash and short-term investments	$197.0	$167.5
Accounts receivable — net	50.8	44.1
Inventory	26.1	19.6
Net investment in sales-leases (current)	20.1	19.7
Net investment in sales-leases (long-term)	30.8	34.8
DSO (based on 90 days sales)	39.1	35.8
DSO (based on trailing 12 mo. sales)	40.6	35.8
Inventory turns	10.4	11.5

	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Depreciation and amortization	$3.6	$3.6	$10.4	$6.7
Capital Expenditures	(2.7)	(2.1)	(6.1)	(4.3)
Cash used for acquisitions	—	(0.2)	(0.0)	(27.8)
Cash dividends paid	(2.1)	(28.8)	(6.3)	(30.7)
Treasury stock repurchases	—	(13.8)	—	(13.8)